Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

AIM Counselor Series Trust (Invesco Counselor Series Trust):

We consent to the use of our report dated June 25, 2019, with respect to the financial statements and financial highlights of Invesco Oppenheimer Real Estate Fund, a series of AIM Counselor Series Trust (Invesco Counselor Series Trust), formerly known as Oppenheimer Real Estate Fund, as of April 30, 2019, incorporated by reference herein, and to the references to our firm under the headings Financial Highlights in the Prospectuses, and Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

August 26, 2019